Exhibit 107
Calculation of Filing Fee Tables
Form S-8
(Form Type)
Evofem Biosciences, Inc.
(Exact name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to be Paid	Equity	Shares Reserved for Issuance Pursuant to Outstanding Options	Other(2)	2,440,897	$0.49	$1,196,039.53	$0.0000927	$110.87
	Equity	Shares Reserved for Issuance Pursuant to ESPP	Other(3)	250,000(4)	$0.50	$125,000.00	$0.0000927	$11.59
	Equity	Shares Reserved for Issuance Pursuant to the 2014 Plan	Other(3)	2,559,103(5)	$0.50	$1,279,551.50	$0.0000927	$118.61
	Total Offering Amounts				—	$2,600,591.03	—	$241.07
	Total Fees Previously Paid				—	—	—	—
	Total Fee Offsets				—	—	—	—
	Net Fee Due				—	—	—	$241.07

(1)	Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended, this Registration Statement shall also cover any additional shares of the common stock of Evofem Biosciences, Inc. (the “Registrant”) that become issuable with respect of the securities identified in the above table by reason of any stock dividend, stock split, recapitalization or other transaction effected without the Registrant’s receipt of consideration that results in an increase in the number of outstanding shares of Registrant’s common stock.

(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) under the Securities Act on the basis of the weighted average exercise price of $0.49 per share (rounded up to the nearest cent).

(3)	Estimated in accordance with Rules 457(c) and 457(h) solely for purposes of calculating the registration fee on the basis of $0.50, the weighted average of the high and low prices of the Registrant’s common stock as reported on the Nasdaq Capital Market on March 3, 2022.

(4)	Represents additional shares of Registrant’s common stock reserved for future issuance under the 2019 Employee Stock Purchase Plan (the “ESPP”) as of the date of this Registration Statement by operation of the plan’s “evergreen” provisions.

(5)	Represents additional shares of Registrant’s common stock reserved for future issuance under the Amended and Restated 2014 Equity Incentive Plan (the “2014 Plan”) as of the date of this Registration Statement by operation of the plan’s “evergreen” provisions.
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